Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.
Exhibit 10.5

[Akebia Letterhead]

July 26, 2023

By Email

Michel Dahan
[Address]

Dear Michel:

Upon your execution of this Amendment, the following amendments will be made to your Separation Agreement with Akebia Therapeutics, Inc. (“Akebia”) dated May 5, 2022 (as previously amended, the “Separation Agreement”)

A.Paragraph 1(ii) of the Separation Agreement shall be replaced in its entirety with the following:

(ii)    Separation Date. Unless your employment is terminated by the Company for Cause or by you for Good Reason (as those terms are defined in your Executive Severance Agreement dated March 3, 2014, the “ESA”), you will remain employed until March 22, 2024; unless, [**], but in any event no later than September 22, 2024 (as applicable, the “Separation Date”). The Separation Date may be modified only upon mutual agreement between you and the Company.

All other terms and conditions of the Separation Agreement shall remain in full force and effect.

Very truly yours,

AKEBIA THERAPEUTICS, INC.

/s/ John P. Butler
John P. Butler
President and Chief Executive Officer

Accepted and Agreed to Under Seal:

/s/ Michel Dahan
Michel Dahan

Dated:     July 27        , 2023